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                                                                    EXHIBIT 99.1

(IASIS HEALTHCARE(R) LOGO)


INVESTOR CONTACT:                                    MEDIA CONTACT:
David White                                          Eve Hutcherson
Chairman and Chief Executive Officer                 Director, Public Relations
or                                                   615-467-1221
John K. Crawford
Executive Vice President and
   Chief Financial Officer
615-844-2747


                       IASIS HEALTHCARE ANNOUNCES CLOSING
                        OF ROCKY MOUNTAIN MEDICAL CENTER

FRANKLIN, Tenn., June 1, 2001 - IASIS Healthcare(R) Corporation announced today that Rocky Mountain Medical Center in Salt Lake City, Utah, will close June 2, 2001.

         The Company has notified current patients, their families and its employees of the upcoming closure and reviewed the closure plans with state and Federal agencies. Inpatient admissions are no longer being accepted at the facility. The hospital emergency department will continue operating until 3 p.m. MDT on Saturday, June 2, 2001. The Company expects that a large number of the approximately 160 full-time individuals employed at Rocky Mountain could be offered positions at its other hospitals in the area.

         The average daily census at Rocky Mountain was 17 for the quarter ended March 31, 2001, and remained at this level through April 2001, representing the highest quarterly average since the 118-bed hospital was renovated and re-opened in April of 2000 by IASIS Healthcare. During the quarter ended March 31, 2001, Rocky Mountain lost $1.7 million before interest, taxes, depreciation and amortization expenses. From January 2000 through March 31, 2001, the Company has lost a total of $14.2 million before interest, taxes, depreciation and amortization expenses at Rocky Mountain.

         IASIS purchased Rocky Mountain along with four other Salt Lake area hospitals in October of 1999. IASIS hospitals in the Salt Lake area include 200-bed Salt Lake Regional Medical Center in Salt Lake City, 126-bed Davis Hospital and Medical Center in Layton, 139-bed Pioneer Valley Hospital in West Valley City, and 50-bed Jordan Valley Hospital in West Jordan. These hospitals will benefit from redirected Rocky Mountain employees while equipment and other assets will be redistributed to all IASIS facilities.

         "Our company has a strong commitment to this region," said David White, chairman and chief executive officer of IASIS. "We regret that this action has become necessary, but the problems at Rocky Mountain are unrelated to the strength of the rest of our network in Utah. We are a major employer and taxpayer in this region, and our other four hospitals in the area make up a network that provides high-quality services for patients, physicians and managed-care companies in the Salt Lake Valley. We look forward to continued growth at Salt Lake Regional, Davis, Pioneer Valley, and Jordan Valley."


                                     -MORE-

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IAS Announces Closing of
   Rocky Mountain Medical Center
Page 2
June 1, 2001


         Jim Rogers, chief executive officer of Rocky Mountain, said, "We have a beautiful facility in a prime location and an excellent staff. We were equipped with the latest in technology to deliver exceptional services to patients. Despite these advantages, our prolonged inability to serve physicians and patients who are providers or members of some of the largest payors in our market ultimately proved too costly for us."

         Rocky Mountain filed suit last year against St. Mark's Hospital, alleging anti-competitive practices. The lawsuit alleges that St. Mark's orchestrated a group boycott to prevent managed-care companies from letting their members obtain care at Rocky Mountain. That suit is pending in Utah Third District Court.

         In connection with the closure of Rocky Mountain, the Company expects to record asset revaluation and restructuring charges and to report operating losses at Rocky Mountain when it announces its results for the quarter ended June 30, 2001.

         IASIS Healthcare(R) Corporation, located in Franklin, TN, is a leading owner and operator of acute care hospitals and develops and operates networks of medium-sized hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services to meet the needs of the markets it serves, promoting strong relationships with physicians, working with local managed care plans, and recruiting experienced local management. Currently, IASIS Healthcare owns or leases 14 hospitals with a total of 2,134 beds in service. These hospitals are located in four regions: Salt Lake City, UT; Phoenix, AZ; Tampa-St. Petersburg, FL; and three cities in the state of Texas, including San Antonio. IASIS Healthcare also operates five ambulatory surgery centers and a Medicaid health plan that currently serves over 43,000 members in Arizona.

         This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, the discussions of our operating and growth strategy (including possible acquisitions and dispositions), projections of revenue, income or loss, and future operations. Forward-looking statements involve risks and uncertainties including, without limitation, those associated with our ability to enter into favorable contracts with managed care payors; the highly competitive nature of the healthcare industry; possible changes in Medicare and Medicaid reimbursement levels and other Federal or state healthcare reforms; future cost containment initiatives undertaken by purchasers of healthcare services; our ability to attract and retain qualified management and personnel, including physicians and nurses; our ability to service our significant indebtedness; the effect of existing and future governmental regulations, including the Balanced Budget Act of 1997, the Balanced Budget Refinement Act of 1999 and the Benefits Improvement Protection Act of 2000; the impact of possible governmental investigations; our ability to successfully implement and integrate our management information systems at our hospitals; our limited operating history; our ability to successfully manage the risks of our Medicaid managed care plan, Health Choice; our ability to successfully complete and integrate acquisitions of other companies or facilities; general economic and business conditions; and those risks, uncertainties and other matters detailed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2000, and from time to time in our filings with the Securities and Exchange Commission.

         Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.



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